Exhibit 99.1

Camden National Corporation Announces a 13.3% Increase in Earnings Per Share for the Fourth Quarter

CAMDEN, Maine--(BUSINESS WIRE)--Robert W. Daigle, president and chief executive officer of Camden National Corporation (NASDAQ: CAC; the "Company"), today announced fourth quarter 2007 earnings per diluted share of $0.85, a $0.10, or 13.3%, increase over the fourth quarter of 2006, and unaudited 2007 earnings per diluted share of $3.09, a $0.16, or 5.5%, increase over 2006.

Net income for 2007 was $20.3 million, which was approximately equal to the net income earned for fiscal year 2006. Net income for the fourth quarter of 2007 was $5.6 million, a 12.5% increase over the $4.9 million reported for the fourth quarter of 2006. For the year ended December 31, 2007, returns on average equity and average assets were 18.34% and 1.16%, respectively, compared to 18.40% and 1.17% for the year ended December 31, 2006.

The Company’s total assets at December 31, 2007 were $1.7 billion, a decline of $53.1 million compared to total assets at December 31, 2006. Total loans at December 31, 2007 were $1.1 billion, down $72.5 million compared to total loans at December 31, 2006, while investments increased $19.7 million to $463.8 million at December 31, 2007. As previously disclosed, the decline in loan balances reflects a continued conservative posture in the Company's commercial real estate lending activity due to an environment of increased competition highlighted by relaxed credit structures and low long-term fixed rate commitments, which the Company feels does not provide an adequate reward for the inherent risks. As a result of the more recent credit market turmoil, the Company has observed the market returning to more rational pricing and structuring practices. Total deposits of $1.1 billion at December 31, 2007 declined $67.8 million from the same period a year ago, primarily reflecting the maturity and non-replacement of $85.0 million of brokered certificates of deposit. Core deposits of $1.0 billion (total deposits excluding brokered certificates of deposit) at December 31, 2007 increased $17.3 million over the same period a year ago.

Net interest income for 2007 decreased $4.3 million, or 8.0%, to $49.9 million, compared to $54.2 million for 2006. Net interest income for the fourth quarter of 2007 decreased 2.9% to $12.9 million, compared to $13.3 million for the same period of 2006. The run-off in commercial real estate balances, as well as higher funding costs and a full year of trust preferred interest, lowered the net interest margin, which was 3.09% for 2007 versus 3.36% for 2006.

For the year ended December 31, 2007, the Company provided $100,000 to the allowance for loan and lease losses (“ALLL”) compared to $2.2 million for the year ended December 31, 2006. In the fourth quarter of 2007, the Company made no provision to the ALLL compared to $552,000 provided for the same quarter of 2006. The decline in the provision to the ALLL was a result of an improvement in non-performing loans as a percentage of total loans which, at 0.93% at December 31, 2007, compared favorably to 1.12% at December 30, 2006, and an overall decline in outstanding loan balances. The ALLL was 1.19% of total loans outstanding at December 31, 2007, compared to 1.23% of loans outstanding on the same date in 2006.

Non-interest income for 2007 was $12.7 million, an increase of $1.0 million, or 8.8%, over 2006. Non-interest income of $3.2 million for the quarter ended December 31, 2007 was up 10.9% from the same quarter a year ago. The increase in non-interest income was primarily the result of increases in income from fiduciary services at Acadia Trust, N.A., brokerage and insurance commission income at Acadia Financial Consultants, and growth in debit card activity.

Non-interest expense for 2007 was $33.7 million, a decrease of $538,000, or 1.6%, compared to 2006. Non-interest expense for the fourth quarter of 2007 was $8.2 million, a decrease of $348,000, or 4.1%, over the same quarter in the prior year. The decrease in non-interest expense was largely due to declines in professional fees, costs incurred in 2006 to complete the merge of the Company’s two banking franchises, and legal settlement expenses incurred in 2006, all partially offset by normal salary and benefit cost increases and investments in technology. The Company’s efficiency ratio (non-interest expense/net interest income and non-interest income) for the year ended and quarter ended December 31, 2007 was 53.88% and 50.88%, respectively, compared to 52.00% and 52.80% for the same periods of 2006.

At December 31, 2007, the Company’s total risk-based capital ratio of 14.04% and tier 1 capital ratio of 12.82% compared favorably to the minimum ratios of 10.0% and 6.0%, respectively, required by the Federal Reserve for a bank holding company to be considered “well capitalized.”

As previously announced, during 2007 and early 2008, the Company completed the following noteworthy corporate activities:

  Completed the acquisition of Union Bankshares Company on January 3, 2008;
  Named Karen W. Stanley to the Board of Directors of the Company;
  Transitioned the listing of its common stock to The NASDAQ® Global Market effective January 2, 2008;
  Paid dividends of $0.96 per share during 2007, which represented an increase of 9.1% over the $0.88 per share paid in 2006;
  Repurchased 113,950 shares of common stock under its Stock Repurchase Program; and
  Announced the retirement of Winfield F. Robinson and Theodore C. Johanson from the Company’s Board of Directors.

Daigle stated, “With all the turbulence that has been experienced in the financial services sector over these past several months, we are heartened by these results, which support our long-term strategy to build a banking franchise capable of withstanding uncontrollable external forces of change while providing the foundation to be opportunistic when presented with situations that are capable of enhancing shareholder value.”

Camden National Corporation, a 2006 Best Places to Work in Maine company headquartered in Camden, Maine, and listed on the NASDAQ®Global Select Market under the symbol CAC, is the holding company for a family of two financial services companies, including Camden National Bank (CNB), a full-service community bank with a network of 37 banking offices serving coastal, western, central, and eastern Maine, and recipient of the Governor's Award for Business Excellence in 2002, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland, Bangor, and Ellsworth. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

Forward-Looking Statements

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of Camden. These risks, uncertainties and other factors may cause the actual results, performance or achievements of Camden to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following: (i) integration costs following the merger; (ii) changes in general, national or regional economic conditions; (iii) changes in loan default and charge-off rates; (iv) reductions in deposit levels necessitating increased borrowing to fund loans and investments; (v) changes in interest rates; (vi) changes in laws and regulations; (vii) changes in the size and nature of Camden's competition; and (viii) changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see Camden's filings with the SEC, including its Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and Camden does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Income Statement Data (unaudited)

`	For the Year Ended		Three Months Ended
	December 31,		December 31,
(In thousands, except number of shares & per share data)	2007	2006	2007	2006
Interest income
Interest and fees on loans	$84,603	$87,335	$20,441	$22,540
Interest on securities and other investments	23,133	19,903	6,298	5,182
Total interest income	107,736	107,238	26,739	27,722
Interest expense
Interest on deposits	36,452	35,017	8,603	9,309
Interest on borrowings	21,414	18,031	5,216	5,105
Total interest expense	57,866	53,048	13,819	14,414
Net interest income	49,870	54,190	12,920	13,308
Provision for loan and lease losses	100	2,208	-	552
Net interest income after provision	49,770	51,982	12,920	12,756
Non-interest income
Service charges on deposit accounts	3,447	3,436	865	866
Other service charges and fees	1,833	1,646	453	375
Income from fiduciary services	4,914	4,455	1,246	1,165
Other income	2,458	2,092	672	513
Total non-interest income	12,652	11,629	3,236	2,919
Non-interest expenses
Salaries and employee benefits	18,486	17,980	4,592	4,317
Premises and fixed assets	5,084	4,702	1,354	1,236
Other expenses	10,116	11,542	2,274	3,015
Total non-interest expenses	33,686	34,224	8,220	8,568
Income before income taxes	28,736	29,387	7,936	7,107
Income taxes	8,453	9,111	2,376	2,163
Net income	$20,283	$20,276	$5,560	$4,944

Efficiency Ratio (1)	53.88%	52.00%	50.88%	52.80%

Per Share Data
Basic earnings per share	$3.09	$2.93	$0.85	$0.75
Diluted earnings per share	3.09	2.93	0.85	0.75
Cash dividends per share	$0.96	$0.88	$0.24	$0.22
Weighted average number of shares outstanding	6,557,102	6,919,579	6,513,380	6,616,228
Tangible book value per share (2)	$17.79	$15.40

(1) Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
(2) Computed by dividing total shareholders’ equity less goodwill and core deposit intangible by the number of common shares outstanding.
Statement of Condition Data (unaudited)

	December 31,
(In thousands, except number of shares)	2007	2006
Assets
Cash and due from banks	$28,790	$33,358
Securities available for sale, at market value	423,108	409,926
Securities held to maturity	40,726	34,167
Loans, less allowance for loan losses of $13,653 and $14,933
at December 31, 2007 and 2006, respectively	1,131,986	1,203,196
Premises and equipment, net	19,650	17,595
Other real estate owned	400	125
Goodwill	3,991	3,991
Other assets	68,137	67,528
Total assets	$1,716,788	$1,769,886

Liabilities
Deposits:
Demand	$141,858	$146,458
NOW	132,331	125,809
Money market	298,677	261,585
Savings	85,931	96,661
Certificates of deposit	459,254	555,288
Total deposits	1,118,051	1,185,801
Borrowings from Federal Home Loan Bank	271,558	340,499
Other borrowed funds	142,492	60,782
Junior subordinated debentures	36,083	36,083
Note payable	10,000	-
Due to broker	-	24,354
Accrued interest and other liabilities	18,401	15,315
Total liabilities	1,596,585	1,662,834

Shareholders' Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 6,513,573 and 6,616,780 shares on
December 31, 2007 and 2006, respectively	2,522	2,450
Surplus	2,629	2,584
Retained earnings	114,289	105,959
Accumulated other comprehensive income
Net unrealized gains (losses) on securities available for sale, net of tax	1,516	(2,985)
Net unrealized losses on derivative instruments, marked to market, net of tax	-	(198)
Adjustment for unfunded post-retirement plans, net of tax	(753)	(758)
Total accumulated other comprehensive income (loss)	763	(3,941)
Total shareholders' equity	120,203	107,052
Total liabilities and shareholders' equity	$1,716,788	$1,769,886
Average Balance Sheet Data (unaudited)

	December 31,
(In thousands)	2007	2006

Assets
Investments	$472,345	$422,250
Loans	1,187,627	1,225,933
Cash and due from banks	29,357	31,081
Other assets	73,000	69,473
Allowance for loan losses	(14,393)	(14,814)
Total Assets	$1,747,936	$1,733,923

Liabilities and Shareholders Equity
Demand deposits	$148,751	$143,431
NOW accounts	106,920	110,387
Savings accounts	89,705	96,132
Money market accounts	311,171	265,691
Certificates of deposit	389,565	375,800
Brokered certificates of deposit	121,221	216,394
Junior subordinated debentures	36,083	24,813
Borrowings	418,894	377,377
Other liabilities	15,032	13,694
Shareholders equity	110,594	110,204
Total Liabilities and Shareholders Equity	$1,747,936	$1,733,923

Interest-earning Assets and Interest-bearing Liabilities Yields Data (unaudited)

	For the Year Ended
	December 31,
	2007	2006

Interest-earning Assets
Investments	5.08%	4.89%
Loans	7.17%	7.16%
Total Interest-earning Assets	6.57%	6.58%

Interest-bearing Liabilities
NOW accounts	0.40%	0.29%
Savings accounts	0.37%	0.34%
Money market accounts	4.32%	4.15%
Certificates of deposit	4.39%	4.01%
Brokered certificates of deposit	4.22%	3.83%
Junior subordinated debentures	6.60%	6.60%
Borrowings	4.54%	4.34%
Total Interest-bearing Liabilities	3.93%	3.62%

Net Interest Rate Spread (fully-taxable equivalent)	2.64%	2.96%

Net Interest Margin (fully-taxable equivalent)	3.09%	3.36%
Asset Quality Data (unaudited)

	December 31,
(In thousands)	2007	2006

Non-performing loans	10,631	13,679
Other real estate owned	400	125
Net charge-offs	1,380	1,442
Allowance for loan and lease losses	13,653	14,933

Allowance for loan and lease losses to total loans	1.19%	1.23%
Non-performing loans to total loans	0.93%	1.12%

Other Data (unaudited)

	For the Year Ended
	December 31,
	2007	2006

Tier 1 Leverage Capital Ratio	8.20%	7.63%
Tier 1 Risk-based Capital Ratio	12.82%	11.29%
Total Risk-based Capital Ratio	14.04%	12.73%
Return on average equity	18.34%	18.40%
Return on average assets	1.16%	1.17%

CONTACT:
Camden National Corporation
Suzanne Brightbill, 207-230-2120
Public Relations Officer
sbrightbill@camdennational.com